LICENSE AGREEMENT

THIS LICENSING AGREEMENT made as of the 20TH day of SEPTEMBER, 1999.

BETWEEN:

STALWART UNITED PARTICIPATIONS LIMITED
10-12 Prospect Hill
Douglas, Isle of Man, 1M1 1EJ

(hereinafter referred to as "Licensor")

OF THE FIRST PART

AND:

MIND YOUR OWN SKIN PRODUCTS INC.
Unit #1, 19299 - 94th Avenue
Langley, B.C., Canada, V1M 1G2

(hereinafter referred to as the "Licensee")

OF THE SECOND PART

RECITALS:

WHEREAS the Licensor is the proprietor of various human and animal skin care products and owns certain patents, copyrights, trademarks, formulas and know-how to produce such products;

AND WHEREAS the Licensor has the sole and exclusive authority to license the Licensee to use such patents, copyrights, trademarks, formulas and corresponding know-how to manufacture, produce, use, market and sell the Products hereinafter referred to and has expertise with respect to such know-how and the use of same;

AND WHEREAS the Licensee desires to obtain from the Licensor the sole and exclusive right to manufacture, produce, package, distribute, market, promote, use and sell the Products developed by the Licensor throughout North America, Central America, the Carribean and South America including all countries within the said North America, Central America, the Carribean and South America and their respective states, provinces and/or territories;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the parties do hereby mutually agree as follows:

1. **DEFINITIONS**

(a) "Agreement" and/or "License Agreement" shall mean this License Agreement, the Appendices (including the Supply Agreement and the Escrow Agreement) and Schedules attached hereto and any amendments to the License Agreement, Appendices and Schedules as may, from time to time, be made by the parties hereto such amendments to be in writing and signed by each of the parties hereto;

(b) "Cost of the Key Chemicals" shall mean the cost of the Key Chemicals as described in the Supply Agreement attached hereto as Appendix "B";

(c) "Escrow Agreement" means the Escrow Agreement attached hereto as Appendix "A";

(d) "Grant" shall have the meaning ascribed to it in paragraph 2 of this Agreement;

(e) "Formulas" or "Formula" shall mean the formulas owned by the Licensor and used to manufacture, process or create the Key Chemicals and/or the Products;

(f) "Key Chemicals" shall mean the secret materials, ingredients and/or formulations necessary to produce the Products and which form a part of the Know-How owned by the Licensor and/or the Principal;

(g) "Know-How" shall mean secret processes, formulae, trade secrets, engineering, design, processes and operating information, inventions, developments, patents and patent applications, technical data and other scientific and technical information relating to any process or method now owned or controlled by the Licensor the Principal and/or their respective Related Company or affiliates relating in any way to the Products or the Key Chemicals;

(h) The abbreviation "ml" means millilitres;

(i) "Intellectual Property" shall mean the names, insignias, patents and applications thereof, rights in patents and applications thereof, patent applications and applications thereof, trade marks and copyright and applications thereof, labels, slogans and other identification schemes, trade marks, service marks and trade names and applications that may be used from time to time by the Licensor in association with the Products including, but not so as to limit the generality of the forgoing, the patents and intellectual property attached to this License Agreement as Schedule "A" and the names "Neuroskin", "Neuro Skin", "Itch-X", "Dermac", "Neosin", "Optiwash" and "Vitum;

(j) "Principal" and/or "Principal of the Licensor" shall mean the shareholder of the Licensor as at the date of this Agreement;

(k) "Products" or "Product" shall mean all of the Licensor's and/or the Principal's human and animal topical products, human skin care treatments and products, animal skin care treatments and products, cleaning products, automotive products and the Licensor's and/or the Principal's rights therein and more particularly, but not so as to limit the generality of the foregoing, the products and treatments particularized in Schedule "B1" to "B9" attached to this License Agreement;

(l) "Related Company" shall mean any corporation, firm, association or other business owned or controlled beneficially or directly or indirectly by the Licensee, the Licensor or the Principal of the Licensor respectively, their respective principal officers, directors, supervisory employees or members of their families. Ownership of 50% or more of such business by any one or more of such persons shall constitute beneficial ownership or control;

(m) "Royalty" of "Royalties" shall have the meanings ascribed to them in paragraph 3(a) of the

License Agreement;

(n) "Royalty Deposit" shall have the meaning ascribed to it in paragraph 3(c) of the License Agreement;

(o) "Supply Agreement" means the Supply Agreement attached to the License Agreement as Appendix "B";

(p) "Territory" shall mean North America, Central America (including the Carribean) and South America including all countries within the said North America, Central America (including the Carribean) and South America and their respective states, provinces and/or territories where ever located;

(q) The abbreviation "U.S." or "US" shall mean the United States of America.

2. **THE GRANT**

The Licensor hereby grants to the Licensee the sole and exclusive right and license to manufacture, produce, package, distribute, market, promote, use and sell the Products in the Territory, and the sole and exclusive right and license to use the Formulas, Know-How, Intellectual Property and any improvements or technical developments of the Formulas, Know-How or Intellectual Property (hereinafter the "Grant"). During the term of this Agreement, or any renewal or renewal terms hereof, the Licensor agrees that it will not license any other person, corporation, association, partnership or other entity to manufacture, produce, package, distribute, market, promote, use and/or sell the Products, Formulas, Know-How, Key Chemicals and/or the Intellectual Property or any improvements or technical developments of the Products, Formulas, Know-How, Key Chemicals, or Intellectual Property in the Territory nor will the Licensor itself or through a Related Company manufacture, package, distribute, market, promote, use and/or sell the Products, Formulas, Know-How, Key Chemicals and/or Intellectual Property or any improvements or technical developments of the Products, Formulas, Know-How or Intellectual Property in the Territory nor will the Licensor sell, lease, give, grant or distribute in any manner the Key Chemicals, Formulas or Know-How nor release any confidential information regarding the Key Chemicals, Formulas or Know-How to any person, corporation, association, partnership or other entity for use or otherwise within the Territory without the prior written consent of the Licensee.

3. **AGREEMENTS OF THE LICENSEE**

(a) The Licensee accepts the Grant from the Licensor and in consideration therefor the Licensee agrees to pay to the Licensor as royalty payments (hereinafter referred to as the "Royalty" or "Royalties") in US Dollars the following:

(i) for the lines of the Products known as Neuroskin Mild, Neuroskin Regular, Neuroskin Forte, Itch-X and Dermac the sum of One ($1.00) Dollar for each bottle or other container sold by the Licensee (such bottle or other container not to contain a volume of less than 45 ml nor greater than 50 ml of the Product).

(ii) for the remaining lines of the Products (the "Other Lines") a sum equal to five (5%) percent of the net sum (net of any sales taxes, assessments, duties or levies payable by the Licensee for the sale of such Other Lines) converted into US Dollars, received by the Licensee for the sale of such Other Lines.

(b) The Licensee shall purchase from the Licensor the Key Chemicals and in consideration therefore the Licensee shall pay to the Licensor the Cost of the Key Chemicals.

(c) The Licensee shall pay to the Licensor a deposit of **US ONE HUNDRED and TEN THOUSAND (US $110,000.00) DOLLARS** (the "Royalty Deposit") payable as follows:

(i) **US TWENTY-TWO THOUSAND (US $22,000.00) DOLLARS** payable to the Licensor upon the execution of this Agreement by the parties, and;

(ii) the balance of **US EIGHTY-EIGHT THOUSAND (US $88,000.00) DOLLARS** on or before the 31st day of December, 1999.

It is understood and agreed that the Royalty Deposit is paid by the Licensee to the Licensor on account of the Royalties to be paid by the Licensee to the Licensor pursuant to the terms of this Agreement. It is further understood and agreed that the Royalty Deposit shall be credited to the Licensee on account of Royalties to be paid by the Licensee to the Licensor and set off against any Royalties otherwise due and payable to the Licensor hereunder until the Royalty Deposit has been fully credited and set off at which time the Licensee shall begin payment of Royalties pursuant to Paragraph 3 (a) of this Agreement. Provided however, that in the event that the Licensee does not pay the balance of the Royalty Deposit of US$88,000.00 on or before the 31st day of December, 1999 then the initial deposit of US$22,000.00 shall, at the option of the Licensee, be applied towards deposits due and payable on any other license agreement made between the parties and/or their nominees. Provided, however, if there are no such other license agreements the said initial deposit payment shall be forfeited by the Licensee to the Licensor and shall be non refundable.

(d) The Licensee agrees to conduct its business in compliance with the laws and regulations of the jurisdictions in which it carries on its business.

(e) The Licensee shall use its best efforts to sell, market and promote the Products.

4. AGREEMENTS OF THE LICENSOR

(a) The Licensor has the sole right to grant the license and the Grant herein set forth to the Licensee and such grant does not violate any law, regulation or agreement or breach any other agreement to which the Licensor is a party.

(b) The Licensor shall sell, supply, distribute and/or deliver exclusively to the Licensee, or to the Licensee's sub-licensee as the Licensee may direct the Licensor in writing, the Key Chemicals, at the Cost of the Key Chemicals, in such quantities as may be required by the Licensee, or the Licensee's sub-licensee, and pursuant to the terms of the Supply Agreement attached hereto as Appendix "B". The Key Chemicals supplied by the Licensor shall be of a good

and merchantable quality and fit for the use for which the Products are intended to be used and fit for the production of the Products in a good and merchantable quality and for the purpose for which the Products are intended to be used. It is understood and agreed that the Products are intended, among other things, to be used by humans for treatment of human conditions, treatment of animal conditions and/or cleaning solutions.

(c) The Licensor warrants and it is an express condition of this Agreement that the Key Chemicals and the Products are fit for use by humans or animals, as the case may be, and that the Key Chemicals and Products have been or are capable of being approved for the use for which they are intended to be used by humans or animals, as the case may be, by all governmental or other regulatory bodies or agencies, including all food and/or drug regulatory bodies or agencies in all countries in the Territory.

(d) The Licensor agrees to, and shall also cause the Principal of the Licensor to, answer inquiries by the Licensee regarding various aspects of the Products, Formulas, Know-How and Intellectual Property (except inquiries regarding the composition or make-up of the Key Chemicals) and to furnish advice and guidance on the specific design, application or operational problems relative to the Products, Formulas, Know-How and Intellectual Property. The Licensor agrees to supply the Licensee with all information and technology necessary to undertake the manufacture, production, packaging, distribution, marketing, promotion, use and sale of the Products.

(e) For the duration of this Agreement, or during any renewal or renewal terms hereof, the Licensor shall not anywhere within the Territory sell, supply, distribute or deliver the Products, Key Chemicals, Know-How, Intellectual Property and/or the Formulas to any third party nor shall the Licensor grant to any other party any right to manufacture, produce, package, distribute, market, promote, use, lease, sell, supply, distribute or deliver the Products, the Key Chemicals, the Formulas, the Know-How or the Intellectual Property within the Territory except as may be permitted by the Licensee pursuant to the terms of this Agreement.

(f) The Licensor shall make its best efforts and shall cooperate with the Licensee to effect the issuance of such governmental approvals and/or permits as are required to permit the Licensee to manufacture, produce, package, distribute, market, promote, use and sell the Products within each country in the Territory as soon as possible after execution of this Agreement by the parties.

5. **MARKETING GOALS**

(a) The Licensee shall make its best efforts to achieve the following minimum gross sales goals:

Within the first year after the Commencement Date:	$2,000,000.00 US
Within the second year after the Commencement Date:	$4,000,000.00 US
Within the third year after the Commencement Date:	$6,000,000.00 US
Within the fourth year after the Commencement Date:	$8,000,000.00 US
Within the fifth year after the Commencement Date and in each year thereafter:	$10,000,000.00 US

(b) In this Paragraph the "Commencement Date" shall mean the date that the Licensee makes its first commercial sale of any one or more of the Products. Provided, however that the Commencement Date shall start no later than two (2) years from the date of this Agreement, unless the Licensee and the Licensor otherwise agree in writing to extend the Commencement Date or unless the Licensee and/or the Licensor have not obtained all necessary or required government approvals or permits for the production, manufacture, marketing and/or sale of the Products and in such event the Commencement Date shall be extended until the first business day next ensuing after the last of such approvals and/or permits has been granted, approved and/or issued.

6. REPORTING AND PAYMENT OF ROYALTIES

(a) The Licensee shall report to the Licensor on a monthly basis the quantities in millilitres of all of the Products sold by the Licensee in each month of each year of the term or any renewal term hereof. Such report shall be delivered to the Licensor on or before the 10th day of the month next ensuing for the month which the report is to be made. The Licensee shall pay to the Licensor the Royalties specified in Paragraph 3 of this Agreement for the preceding month for which a report is made on or before the end of the month in which the report is made.

(b) The Licensee agrees to keep and maintain accurate books of account and records sufficiently accurate to enable the Licensor to verify and ascertain the quantities of the Products sold by the Licensee in the Territory. Upon notice by the Licensor to the Licensee, and at the Licensor's expense, the Licensor shall have the right to examine or audit such books of account and records of the Licensee once in each calender year during the Licensee's normal business hours by the Licensor's public chartered accountants and/or authorized agents. The Licensee agrees to fully cooperate with the Licensor or the Licensor's public chartered accountants and/or authorized agents in such examination or audit.

(c) Any taxes, duties or levies assessed or imposed upon the Royalties due hereunder to the Licensor (other than taxes, duties or levies assessed on the income or profits of the Licensor in respect of the Royalties) shall be paid and discharged by the Licensee and no part thereof shall be deducted from the amounts payable to Licensor as a Royalty under any clause of this Agreement. It is the intention hereof that the said Royalties are to be net to the Licensor, free of any and all taxes, duties, levies and/or deductions, except taxes, duties or levies assessed on the income or profits of the Licensor. Provided, however, that in the event and to the extent that such Royalties payable under this Agreement become subject to income or profit taxes under the tax laws in any jurisdiction in the Territory the Licensee may, if and to the extent required by the law of such jurisdiction, or other competent authority, withhold from each Royalty payment the amount of said income or profit taxes due and required to be withheld by such jurisdiction or competent authority.

(d) The Licensee agrees to make its best efforts to supply and/or furnish to the Licensor any official tax receipts or other evidence issued by a tax or other competent authority in the jurisdiction in the Territory where such withholding of tax or other levies is required in a form sufficient to enable the Licensor to establish payment of the taxes described in the preceding Paragraph 6(c) in support of a claim by the Licensor for any income tax credit available to the Licensor as a result of such withholding of tax or other levies.

7. ESCROW AGREEMENT

(a) The Licensor agrees to deposit with a lawyer or law firm in British Columbia, Canada, as escrow agent, one copy of the Formulas, Know-How, Key Chemicals and the formulations and specifications for same, Intellectual Property and any other manufacturing or production specifications or formulas (including any updates, modifications or amendments thereto) for the manufacture and/or production of the Products. In the event that this Agreement is terminated by the Licensee for any reason set out in Section 17.2 of this Agreement the Licensee shall be entitled to the receipt and exclusive use of, within the time prescribed by the Escrow Agreement, the Formulas, Know-How, Key Chemicals, Intellectual Property and manufacturing specifications and formulations deposited with the escrow agent for the limited purposes of manufacturing, producing, marketing and selling the Products within the Territory during the currency of this Agreement or any renewal term or renewal terms hereof.

(b) In addition to the entitlement of the Licensee to receive and use the Formulas, Know-How, Key Chemicals, Intellectual Property, manufacturing specifications and formulations deposited with the escrow agent as a result of termination of the Agreement for any reason set out in paragraph 17.2 of this Agreement if the Principal of the Licensor shall die or become incapacitated the Licensee (while not being entitled to terminate this Agreement simply for such reason) shall be entitled to the immediate receipt and exclusive use of the Formulas, Know-How, Key Chemicals, Intellectual Property, manufacturing specifications and formulations deposited with the escrow agent for the limited purposes of manufacturing, producing, packaging, distributing, marketing, promoting, using and/or selling the Products in the Territory during the currency of this Agreement or any renewal term or renewal terms hereof.

(c) In the event that this Agreement is terminated by the Licensor for any reason set out in Section 17.1 of this Agreement the Licensor shall be entitled to the return of the Formulas Know-How, Key Chemicals, manufacturing specifications and formulations deposited with the escrow agent within the time prescribed by the Escrow Agreement.

8. WARRANTIES BY LICENSOR

The Licensor hereby warrants that it has the sole right to grant the license and the Grant herein granted exclusively and solely to the Licensee for the Territory.

9. LABELLING OF PRODUCT

The Licensee agrees to place the trademark "Neuroskin" and the legend "Licensed by Stalwart United Participations Limited" in English and/or any other language as may be required by the jurisdiction in which the Product is marketed or sold on the label or package of each Product manufactured and/or sold by the Licensee in the Territory.

10. INTELLECTUAL PROPERTY

(a) The Licensee acknowledges that the Licensor and/or the Principal of the Licensor

have developed the Intellectual Property to be associated with the Products, including the trademark "Neuroskin". Subject to paragraph 10 (d) of this Agreement the Intellectual Property is the exclusive property of the Licensor and any goodwill associated with the Intellectual Property shall enure exclusively to the benefit of the Licensor. The Licensee further acknowledges that the trademark "Neuroskin" shall be the general name and trademark identifying the Products and shall be used as such on all of the labels of all of the Products.

(b) The Licensor and the Licensee shall execute and file such applications, agreements or other instruments in such form and with such agencies as may from time to time be required to establish that the Licensee is an authorized user and/or licensee of the Intellectual Property for the term of this Agreement and any renewal terms hereof.

(c) The Licensor acknowledges that the Licensee has and may in future develop certain names, trademarks, trade names and other identifying marks, to be associated with the Products and/or the Licensee's business and that such names, trademarks, trade names and other identifying marks are the exclusive property of the Licensee and any goodwill associated with same shall enure exclusively to the benefit of the Licensee.

(d) Within the Territory (and except for the trademarks and names: "Neuroskin", "Neuro Skin", "Itch-X", "Dermac", "Neosin", "Optiwash" and "Vitum which shall remain the sole property of the Licensor) it is agreed that the Licensor and Licensee shall jointly own the Intellectual Property and the Know-How. The Licensor and Licensee shall jointly make all applications necessary to register the Intellectual Property and the Know-How, including but not limited to the registration of all applicable patents and patents pending for the Intellectual Property, the Know-How and/or for the Products, within the Territory and to evidence the joint ownership of same in all appropriate or necessary government departments, agencies and/or otherwise.

11. <u>INFRINGEMENT BY OTHERS</u>

(a) In the event that the Licensee becomes aware of any material infringement of the licensed Formulas, Know-How, Intellectual Property, Products or Key Chemicals it shall immediately notify the Licensor thereof. The decision as to whether any legal proceedings or suit shall be instituted for such infringement shall be solely within the discretion of Licensor which discretion shall be reasonably applied having regard to the Licensee's ability to carry on its business in a profitable manner and having regard to this Agreement. The Licensor shall have the right to compromise and settle any such legal proceedings or suit upon such terms as it may deem reasonable in all respects having regard to what may be reasonable to the Licensee and the Licensee's business. All costs, including attorney's or legal fees incurred as a result of any such legal proceedings or suit shall be borne by Licensor and any proceeds received from any such legal proceedings or suit shall be retained by the Licensor. The Licensee may retain counsel of its own choosing and cost to advise it regarding any such legal proceedings or suit and the Licensor hereby agrees to instruct its counsel to receive and consider any suggestions by the Licensee counsel.

(b) Provided, however, that if the Licensor decides not to institute any legal proceedings or suit for infringement upon the Formulas, Know-How, Intellectual Property, Products or Key Chemicals or in the event of any material infringement of the Products or Intellectual Property by a third party the Licensee shall have the right to enforce all related property rights by appropriate action consistent with sound business judgment, including the right to file suits for infringement.

Under these circumstances the Licensee shall pay the costs and expenses of litigation and have sole responsibility for the management of the litigation, including selection of counsel. The Licensor agrees to cooperate with the Licensee in such circumstances. To the extent any recovery or other proceeds are derived from such litigation or adversarial proceedings, then, after reimbursement of legal expenses to the Licensee and the Licensor such recovery or proceeds shall be paid to the Licensee.

12. **EXCHANGE RATES**

For the purpose of the conversion of any country's currency in the Territory to U.S. currency, when payments are required to be made hereunder, conversion shall take place at the official exchange rate published in the Wall Street Journal on the last business day of the month for which the payment is due under this Agreement.

13. **PRODUCTION AND QUALITY**

(a) The Licensee shall use and shall have the exclusive right to use the Formulas, Know-How, Key Chemicals and Intellectual Property to manufacture the Products. All the necessary raw materials required to manufacture or produce the Products may be purchased or obtained by the Licensee from any source of its choosing with the exception of the Key Chemicals which the Licensee shall purchase from the Licensor and/or any manufacturer authorized by the Licensor. The Licensor agrees to supply the Key Chemicals to the Licensee at the Cost of the Key Chemicals. It is understood that the Key Chemicals are essential for the manufacture of the Products.

(b) The Licensee agrees to manufacture the Products in a good and merchantable quality.

(c) The Licensor agrees to supply the Key Chemicals in a good and merchantable quality, fit for the purpose for which they are intended to be used and to such specifications as may from time to time be required to allow the Licensee to manufacture the Products in a good and merchantable quality, fit for the purpose for which they are intended and in compliance with the specifications or regulations of any applicable food and drug laws or regulations in any country in the Territory in which the Products are manufactured, marketed and/or sold by the Licensee.

14. **GOVERNMENT APPROVALS**

Each of the parties agrees to obtain such approvals or permits which may be required by each of the parties' respective governments, governmental bodies or agencies and the governments, governmental bodies or agencies of the jurisdictions in which the Products are manufactured, marketed or sold as may be required by the government, governmental body or agency of such jurisdiction. All costs, including attorney's fees incurred as a result of obtaining such approvals or permits, shall be borne by the respective party incurring such costs in the country or jurisdiction where such approval or permit must be obtained and equally by the parties in so far as any European Community approval may be required.

15. TERM

The term of this Agreement shall be fifteen (15) years from the Commencement Date unless terminated earlier as provided for herein. The Licensee shall have the option of renewing the term of this Agreement for a further fifteen (15) years upon the same terms and conditions herein upon giving the Licensor written notice, prior to the expiration of the initial term hereof, of its desire to renew the term.

16. DEFAULT

In the event that either party believes the other to be in default of any provision of this Agreement, then such party shall deliver a notice in writing to the other specifically identifying that portion of this Agreement being violated and/or the specific acts of the other party which create the belief of default. The party to whom such notice is given shall have ninety (90) days within which to correct the matters specified in the notice or otherwise correct such default; or in the event such default cannot be corrected within ninety (90) days then to provide notice to the notifying party to that effect and to immediately commence activity directed toward correction of such default and to diligently pursue the same until correction has occurred. In the event such default is not corrected, or such action taken and diligently pursued, within the said ninety (90) day period, then this Agreement shall be terminated by giving notice in writing to that effect within fifteen (15) days after the expiration of said ninety (90) day period.

17. TERMINATION

17.1 TERMINATION BY LICENSOR:

Subject to Paragraph 16 of this Agreement the Licensor shall have the right to terminate this Agreement and the right and license granted herein upon the happening of any one or more of the following events:

(a) If the Licensee fails or refuses to pay promptly any amount payable under this Agreement when and as the same shall become due and payable and such default shall be continued for a period of two (2) months after written notice thereof has been given by the Licensor to the Licensee;

(b) If the Licensee ceases to carry on business, or takes any action to liquidate its assets, or stops making payments in the usual course of business, provided that the foregoing shall not be construed so as to prohibit a bona fide reorganization of the Licensee;

(c) If the Licensee becomes insolvent or a bankrupt or makes an assignment for the benefit of creditors, or a proposal to its creditors or applies for the appointment of a trustee, liquidator or receiver of all or any part of the Licensee's assets or any party commences any proceeding relating to the Licensee under any bankruptcy, insolvency, reorganization, arrangement or similar law or if any such application is filed or any such proceeding is commenced against the Licensee;

(d) If a custodian, receiver, manager or any other person with like powers shall be appointed to take charge of and liquidate all or any part of the joint undertaking, business, property or assets of the Licensee or if any order shall be made or resolution passed for the winding up or the liquidation of the Licensee or if the Licensee adopts or takes any corporate proceedings for its dissolution or liquidation or if the real or personal property of the Licensee shall be sold after seizure thereof by any sheriff, bailiff or any other officer of justice;

(e) If the Licensee should fail to comply with any other material requirement or obligation imposed upon the Licensee by this Agreement;

(f) Any attempt by Licensee to transfer the Grant other than in accordance with the terms of this Agreement or to sell or otherwise dispose of all or any part of Licensee's business other than in accordance with this Agreement;

(g) If the Licensee fails to meet the marketing goals as specified in Paragraph 5; or

(h) If the Licensee fails to pay the Royalties described in paragraph 3(a) for Product sold and for which the Licensee has received payment.

17.2 TERMINATION BY THE LICENSEE

Subject to Paragraph 16 of the License Agreement and subject to the benefit of the Escrow Agreement the Licensee shall have the right to terminate this Agreement and the right and license granted herein upon the happening of any one or more of the following events:

(a) If the Licensor ceases to carry on business, or takes any action to liquidate its assets, or stops making payments in the usual course of business, provided that the foregoing shall not be construed so as to prohibit a bona fide reorganization of the Licensor;

(b) If the Licensor becomes insolvent or a bankrupt or makes an assignment for the benefit of creditors, or a proposal to its creditors or applies for the appointment of a trustee, liquidator or receiver of all or any part of the Licensor's assets or any party commences any proceeding relating to the Licensor under any bankruptcy, insolvency, reorganization, arrangement or similar law or if any such application is filed or any such proceeding is commenced against the Licensor;

(c) If a custodian, receiver, manager or any other person with like powers shall be appointed to take charge of and liquidate all or any part of the joint undertaking, business, property or assets of the Licensor or if any order shall be made or resolution passed for the winding up or the liquidation of the Licensor or if the Licensor adopts or takes any corporate proceedings for its dissolution or liquidation or if the real or personal property of the Licensor shall be sold after seizure thereof by any sheriff, bailiff or any other officer of justice; or

(d) If the Licensor should fail to comply with any other material requirement or

obligation imposed upon the Licensor by this Agreement;

(e) If the Licensor is unable to supply the Licensee with sufficient quantities of the Key Chemicals, Know-How and/or Formulas on a consistent basis as may be required from time to time by the Licensee.

18. NOTICE

All notices, consents, approvals, statements, authorizations, documents or other communications required or permitted to be given hereunder shall be in writing, and shall be delivered personally or mailed by first class mail, postage prepaid, or by telex or by facsimile, to the said parties at their respective addresses set forth above or at any other address or addresses as the interested party may designate by notice in writing so given to the other party hereto as provided hereinbefore. Any notices, consents, approvals, statements, authorizations, documents or other communications, if mailed by first class mail, postage prepaid, shall be deemed to have been given on the 6th business day following such mailing, or, if delivered personally or by telex or facsimile shall deemed to have been given on the day of delivery or transmission, if a business day, or if not a business day, on the next business day following the day of delivery or transmission.

19. APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the United Kingdom.

20. AMENDMENTS

This Agreement may be amended only in writing signed by duly authorized representatives of the parties who can bind the parties hereto.

21. SALE, ASSIGNMENT AND TRANSFER

(a) This Agreement shall be binding upon and shall enure to the benefit of the respective successors and assigns of each of the parties.

(b) The Licensee shall not sell, assign or transfer the Grant to any person, corporation, association, partnership or other entity, other than a Related Company of the Licensee, without the written consent of the Licensor, such consent not to be unreasonably withheld. Provided, however, the Licensee shall have the right to sub-license the Grant to any person, corporation, association, partnership or other entity and shall have the right to assign market shares, market segments, geographical territories or otherwise to such sub-licensees or sub-distributors for the purpose of manufacturing, producing, packaging, marketing, distributing and/or selling the Products within the Territory without the prior consent of the Licensor.

22 UNENFORCEABLE CLAUSE

If for any reason whatsoever any terms or conditions of this Agreement or the application thereof to any party or circumstance shall, to any extent, be invalid or unenforceable, all other terms and conditions of this Agreement and/or the application of such terms and conditions to the parties shall not be affected thereby and each term and condition of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

In the event any part of this Agreement shall become unenforceable as a result of action by any competent authority in any competent jurisdiction then the parties agree to negotiate in good faith to reach a comparable Agreement that is enforceable.

23. ENTIRE AGREEMENT

This Agreement, the documents referred to herein or annexed hereto constitute the entire full and complete Agreement between the Licensor and Licensee concerning the subject matter hereof and supersedes all prior agreements. There are no representations inducements, promises or agreements, oral or otherwise, between the parties and not embodied herein which are of any force or effect with reference to this Agreement or otherwise. No amendment, change or variance from this Agreement shall be binding on either party unless executed in writing.

24. FORCE MAJEURE, TERMINATION AND GOVERNMENT RESTRICTIONS

Neither the Licensor nor the Licensee shall be held liable for the failure of either to comply with the terms of this Agreement if such failure is caused solely by fire, strike, labour, boycotts, war, riots, insurrections, government restriction or other causes beyond its control and without its fault and during any such period the future obligations of the other party shall be suspended.

25. LITIGATION OF DISPUTES

All disputes between the parties which cannot be amicably settled shall be resolved by lawsuits filed in the Courts of the United Kingdom. Each party hereby consents and attorns to the jurisdiction of the Courts of the United Kingdom.

26. INDEPENDENT CONTRACTOR

The parties hereby acknowledge and agree that each is an independent contractor, that no party shall be considered to be the agent, representative, master or servant of any other party hereto for any purpose whatsoever and that no party has any authority to enter into any contract, to assume any obligations or to give any warranties or representations on behalf of any other party hereto. Nothing in this Agreement shall be construed to create a relationship of partners, joint ventures, fiduciaries, agencies or any other similar relationship between the parties.

27. EFFECTIVE DATE

Upon execution of this Agreement by both parties hereto the effective date of this Agreement shall be the date first written above.

28. COUNTERPARTS

Counterparts of the Agreement may be executed for the convenience of the parties, and each counterpart shall be deemed to be an original instrument.

29. CONFIDENTIALITY

(a) All companies have information not generally known outside the company called "confidential information." One of the parties to this contract may have access to and may obtain confidential information of another party hereto in connection with services performed under various agreements and contracts.

(b) "Confidential Information" as used in this Agreement, comprises any technical, economic, financial, marketing, or other information which is not common knowledge among competitors or other companies who may like to possess such confidential information or may find it useful. Some examples might be formulas, applications and/or treatment protocols, items in research or development, scientific studies or analysis, details of training methods, new products, or new uses for old products or analysis, refining technology, merchandising and selling techniques, contracts and licenses, distributor and customer lists, accounting business systems and computer programs, long-range planning, financial plans and results and company trade secrets. This list is merely illustrative and confidential information is not limited to these illustrations.

(c) The parties to this Agreement acknowledge that the Formulas, Know-How and Key Chemicals and any other formulas, products and technologies relating thereto and any similar formulas, products and technologies which might be developed from them by the Licensor, are the sole and exclusive property of the Licensor to the extent of the Licensor's lawful proprietary rights or interests therein.

(d) Each party to this Agreement agrees with the other not to disclose to any other person, nor to use for themselves or others, beyond the authority granted in this Agreement or any other agreement between the parties, any Confidential Information which either party may acquire from the other pursuant to this Agreement or any other agreement or performing services with or for each other or under the terms of any agreement between them. This requirement is not limited in time to the duration of this Agreement but extends for an indefinite period after its termination but in any event for not less than five years irrespective of the reason for its termination.

30. WAIVER

The waiver by the Licensor or the Licensee, as the case may be, of a breach of any term or condition in this Agreement shall not be deemed to be a waiver of such term or condition

or of any subsequent breach of the same or of any other item or condition herein contained. No term or condition of this Agreement shall be deemed to have been waived by the Licensor or the Licensee unless such waiver shall be in writing.

31. FURTHER ASSURANCES

Each of the parties hereto covenants and agrees to execute and deliver such further and other agreements or documents and to cause to be done and perform any further and other acts and things and may be reasonably necessary or desirable in order to give full effect to this Agreement.

32. SUCCESSORS

This Agreement shall enure to and be binding upon the heirs, executors, administrators, successors and assigns of the parties to this Agreement.

33. RECITALS

The recitals shall form an integral part of this Agreement and the parties hereto hereby covenant that their respective representations in the recitals are true and correct and acknowledge that the other party is relying on such representation.

34. RIGHT OF FIRST REFUSAL

The Licensor hereby covenants and agrees that it will not sell, assign, lease, transfer, license or in any other way grant the right or license to manufacture, produce, package, distribute, market, promote, use and sell any other skin or health care products that they may now or in the future conceive, develop, or produce or which may be capable of being produced by use of the Key Chemicals, Formulas, Know-How and Intellectual Property or any improvements or technical developments thereof (hereinafter "Future Grant") within the Territory without first offering the Future Grant to the Licensee upon the same terms and conditions as shall be contained in a bona fide arm's length written offer to the Licensor from a third party in respect of such Future Grant.

35. HEADINGS

The headings and paragraph numbers appearing in this Agreement or any Appendices annexed hereto are inserted for convenience of reference only and shall not in any way affect the construction or intent of this Agreement.

36. APPENDICES AND SCHEDULES

The following appendices and schedules form a part of and are incorporated into this

License Agreement:

(a) Schedule "A" (comprising 12 pages)
(b) Schedule "B1" to "B8"
(c) Appendix A: ESCROW AGREEMENT
(d) Appendix B: SUPPLY AGREEMENT

IN WITNESS WHEREOF the parties hereto have made this License Agreement the date herein above written.

STALWART UNITED PARTICIPATIONS LIMITED
by its authorized signatory:

Gerd Thöne

MIND YOUR OWN SKIN PRODUCTS INC.
by its authorized signatories:

John **Stewart** Farley

Lorie Dale Campbell-Farley

DR. RER. NAT. WULF BAUER
PATENTANWALT

BAYENTHALGÜRTEL 15
50968 KÖLN - MARIENBURG

TELEFON (0221) 38 05 01 / 38 05 02
TELEFAX (0221) 38 05 03

. DR. W. BAUER, BAYENTHALGÜRTEL 15, D-50968 KÖLN .

STW Handelsgesellschaft
für kosmetische Produkte mbH
Herrn Thöne
Trifte 72

D-32657 Lemgo

13. Juli 1998
B/Fl

Ihre PCT-Anmeldung NEURO SKIN - Mein Zeichen: THÖ 1/96 PCT

Sehr geehrter Herr Thöne,

vom Europäischen Patentamt als für die PCT-Anmeldung eingeschaltete Behörde erhalte ich den aus der Anlage ersichtlichen internationalen vorläufigen Prüfungsbericht, der das internationale vorläufige Prüfungsverfahren abschließt. Der Bericht ist ausgesprochen positiv. Wie Sie unter Punkt V. 1. ersehen können, sind für alle 10 Ansprüche die Voraussetzungen für die Patentfähigkeit gegeben. Damit ist der Weg zu einem europäischen Patent frei. Ich rechne aber auch mit positiven Erteilungsverfahren in den anderen Staaten. Es müßten lediglich noch einige Formalitäten in der Anmeldung korrigiert werden, siehe die letzten Punkte des Berichts. Insbesondere brauchte ich hierzu Ihre Information, was unter dem Ausdruck "kolloidales Silikaanhydrid" zu verstehen ist.

Vorausgegangen war der aus der Anlage ersichtliche schriftliche Bescheid vom 02.02.1998, mit dem das Europäische Patentamt (als PCT-Behörde) zunächst negativ Stellung genommen hatte. Ich habe zu diesem Bescheid fristgerecht Stellung genommen, Kopie meiner Eingabe vom 06.02.1998 liegt bei. Daraufhin kam es dann zu der positiven Stellungnahme gemäß Anlage.

Sachlich ist das PCT-Verfahren damit abgeschlossen. Zeitlich läuft es noch bis zum 25.09.1998. Bitte teilen Sie mir spätestens

Anfang August 1998

mit, in welchen Ländern die PCT-Anmeldung weitergeführt werden soll. Um Ihnen eine Grundlage für die Entscheidung zu geben, finden Sie in der Anlage eine Kopie der Frontseite Ihrer PCT-Offenlegungsschrift WO 97/35558. Unter (81) sind die möglichen Bestimmungsstaaten angegeben. Eine Legende für die Bestimmungsstaaten liegt bei. Bitte wählen Sie diejenigen Staaten aus, in denen die Anmeldung weiterverfolgt werden soll.

Beigefügt ist noch meine Rechnung für das Stellen des Antrags auf internationale vorläufige Prüfung sowie die nachfolgenden Tätigkeiten.

Mit freundlichen Grüßen

W. Bauer

ANLAGEN: wie erwähnt und Rechnung-Nr.: 07.65

PCT

WELTORGANISATION FÜR GEISTIGES EIGENTUM
Internationales Büro

INTERNATIONALE ANMELDUNG VERÖFFENTLICHT NACH DEM VERTRAG ÜBER DIE INTERNATIONALE ZUSAMMENARBEIT AUF DEM GEBIET DES PATENTWESENS (PCT)

(51) Internationale Patentklassifikation 6 : A61K 9/107, 33/00, 31/695 — A1

(11) Internationale Veröffentlichungsnummer: WO 97/35558

(43) Internationales Veröffentlichungsdatum: 2. Oktober 1997 (02.10.97)

(21) Internationales Aktenzeichen: PCT/DE97/00476

(22) Internationales Anmeldedatum: 11. März 1997 (11.03.97)

(30) Prioritätsdaten:
196 11 742.9 25. März 1996 (25.03.96) DE

(71) Anmelder (*für alle Bestimmungsstaaten ausser US*): BAUER, Wulf [DE/DE]; Bayenthalgürtel 15, D-50968 Köln (DE).

(72) Erfinder; und
(75) Erfinder/Anmelder (*nur für US*): THÖNE, Gerd [DE/DE]; Akazienstrasse 31, D-32105 Bad Salzuflen (DE).

(74) Anwalt: BAUER, Wulf; Bayenthalgürtel 15, D-50968 Köln (DE).

(81) Bestimmungsstaaten: AL, AM, AT, AU, AZ, BA, BB, BG, BR, BY, CA, CH, CN, CU, CZ, DE, DK, EE, ES, FI, GB, GE, GH, HU, IL, IS, JP, KE, KG, KP, KR, KZ, LC, LK, LR, LS, LT, LU, LV, MD, MG, MK, MN, MW, MX, NO, NZ, PL, PT, RO, RU, SD, SE, SG, SI, SK, TJ, TM, TR, TT, UA, UG, US, UZ, VN, YU, ARIPO Patent (GH, KE, LS, MW, SD, SZ, UG), eurasisches Patent (AM, AZ, BY, KG, KZ, MD, RU, TJ, TM), europäisches Patent (AT, BE, CH, DE, DK, ES, FI, FR, GB, GR, IE, IT, LU, MC, NL, PT, SE), OAPI Patent (BF, BJ, CF, CG, CI, CM, GA, GN, ML, MR, NE, SN, TD, TG).

Veröffentlicht
Mit internationalem Recherchenbericht.
Vor Ablauf der für Änderungen der Ansprüche zugelassenen Frist. Veröffentlichung wird wiederholt falls Änderungen eintreffen.

(54) Title: REMEDY FOR EXTERNAL APPLICATION, AND USE OF AN OIL-IN-WATER EMULSION FOR SAID REMEDY

(54) Bezeichnung: HEILMITTEL ZUR ÄUSSERLICHEN ANWENDUNG UND VERWENDUNG EINER WÄSSRIGEN ÖL-EMULSION FÜR EIN DERARTIGES HEILMITTEL

(57) Abstract

The invention relates to a remedy for external application, in particular to prevent skin diseases. Said remedy has an oil-in-water emulsion in which minerals are provided, the grain size thereof being so small that the minerals can pass through the skin pores of human skin.

(57) Zusammenfassung

Das Heilmittel zur äußerlichen Anwendung, insbesondere gegen Hautkrankheiten, weist eine Öl-Wasser-Emulsion auf, in der sich Mineralien in einer so kleinen Korngröße befinden, dass die Mineralien die Hautporen der menschlichen Haut passieren können.

VERTRAG ÜBER DIE INTERNATIONALE ZUSAMMENARBEIT AUF DEM GEBIET DES PATENTWESENS

PCT

INTERNATIONALER VORLÄUFIGER PRÜFUNGSBERICHT

(Artikel 36 und Regel 70 PCT)

Aktenzeichen des Anmelders oder Anwalts	WEITERES VORGEHEN	siehe Mitteilung über die Übersendung des internationalen vorläufigen Prüfungsberichts (Formblatt PCT/IPEA/416)
THÖ-1-96 PCT		
Internationales Aktenzeichen	Internationales Anmeldedatum *(Tag/Monat/Jahr)*	Priority date *(Tag/Monat/Jahr)*
PCT/DE97/00476	11/03/1997	25/03/1996
Internationale Patentklassifikation (IPK) oder nationale Klassifikation und IPK		
A61K9/107		
Anmelder		
BAUER, Wulf et al.		

1. Dieser internationale vorläufige Prüfungsbericht wurde von der mit der internationalen vorläufigen Prüfung beauftragten Behörde erstellt und wird dem Anmelder gemäß Artikel 36 übermittelt.

2. Dieser BERICHT umfaßt insgesamt 5 Blätter einschließlich dieses Deckblatts.

   ⊠ Außerdem liegen dem Bericht ANLAGEN bei; dabei handelt es sich um Blätter mit Beschreibungen, Ansprüchen und/oder Zeichnungen, die geändert wurden und diesem Bericht zugrunde liegen, und/oder Blätter mit vor dieser Behörde vorgenommenen Berichtigungen (siehe Regel 70.16 und Abschnitt 607 der Verwaltungsrichtlinien zum PCT).

   Diese Anlagen umfassen insgesamt 1 Blätter.

3. Dieser Bericht enthält Angaben zu folgenden Punkten:

   - I ⊠ Grundlage des Berichts
   - II ☐ Priorität
   - III ☐ Keine Erstellung eines Gutachtens über Neuheit, erfinderische Tätigkeit und gewerbliche Anwendbarkeit
   - IV ☐ Mangelnde Einheitlichkeit der Erfindung
   - V ⊠ Begründete Feststellung nach Artikel 35(2) hinsichtlich der Neuheit, der erfinderischen Tätigkeit und der gewerblichen Anwendbarkeit; Unterlagen und Erklärungen zur Stützung dieser Feststellung
   - VI ⊠ Bestimmte angeführte Unterlagen
   - VII ⊠ Bestimmte Mängel der internationalen Anmeldung
   - VIII ⊠ Bestimmte Bemerkungen zur internationalen Anmeldung

Datum der Einreichung des Antrags	Datum der Fertigstellung dieses Berichts
11/10/1997	03.07.98
Name und Postanschrift der mit der internationalen vorläufigen Prüfung beauftragten Behörde	Bevollmächtigter Bediensteter
Europäisches Patentamt D-80298 München Tel. (+49-89) 2399-0, Tx: 523656 epmu d	Stollner, A

INTERNATIONALER VORLÄUFIGER PRÜFUNGSBERICHT

Internationales Aktenzeichen PCT/DE97/00476

I. Grundlage des Berichts

1. Dieser Bericht wurde erstellt auf der Grundlage (*Ersatzblätter, die dem Anmeldeamt auf eine Aufforderung nach Artikel 14 hin vorgelegt wurden, gelten im Rahmen dieses Berichts als "ursprünglich eingereicht" und sind ihm nicht beigefügt, weil sie keine Änderungen enthalten.*):

Beschreibung, Seiten:

1-9 ursprüngliche Fassung

Patentansprüche, Nr.:

6-10 ursprüngliche Fassung

1-5 eingegangen am 10/02/1998 mit Schreiben vom 06/02/1998

2. **Aufgrund der Änderungen sind folgende Unterlagen fortgefallen:**

☐ Beschreibung, Seiten:
☐ Ansprüche, Nr.:
☐ Zeichnungen, Blatt:

3. ☐ Dieser Bericht ist ohne Berücksichtigung (von einigen) der Änderungen erstellt worden, da diese aus den angegebenen Gründen nach Auffassung der Behörde über den Offenbarungsgehalt in der ursprünglich eingereichten Fassung hinausgehen (Regel 70.2(c)):

4. **Etwaige zusätzliche Bemerkungen:**

V. Begründete Feststellung nach Artikel 35(2) hinsichtlich der Neuheit, der erfinderischen Tätigkeit und der gewerblichen Anwendbarkeit; Unterlagen und Erklärungen zur Stützung dieser Feststellung

1. **Feststellung**

Neuheit (N)	Ja:	Ansprüche	1-10
	Nein:	Ansprüche	
Erfinderische Tätigkeit (ET)	Ja:	Ansprüche	1-10
	Nein:	Ansprüche	
Gewerbliche Anwendbarkeit (GA)	Ja:	Ansprüche	1-10
	Nein:	Ansprüche	

2. Unterlagen und Erklärungen

siehe Beiblatt

VI. Bestimmte angeführte Unterlagen

1. Bestimmte veröffentlichte Unterlagen (Regel 70.10)

und / oder

2. Nicht-schriftliche Offenbarungen (Regel 70.9)

siehe Beiblatt

VII. Bestimmte Mängel der internationalen Anmeldung

Es wurde festgestellt, daß die internationale Anmeldung nach Form oder Inhalt folgende Mängel aufweist:

siehe Beiblatt

VIII. Bestimmte Bemerkungen zur internationalen Anmeldung

Zur Klarheit der Patentansprüche, der Beschreibung und der Zeichnungen oder zu der Frage, ob die Ansprüche in vollem Umfang durch die Beschreibung gestützt werden, ist folgendes zu bemerken:

siehe Beiblatt

DR. RER. NAT. WULF BAUER
PATENTANWALT

BAYENTHALGÜRTEL 15
D-50968 KÖLN (MARIENBURG)

TELEFON (0221) 38 06 01 / 38 06 02

TELEFAX (0221) 38 06 03

DR. W. BAUER, BAYENTHALGÜRTEL 15, D-50968 KÖLN

Herrn
Gerd THÖNE
Akazienstraße 31

32105 Bad Salzuflen

29. Mai 1996
B/k

Markenanmeldung "NEURO SKIN" - Mein Zeichen: THÖ 2/96

Sehr geehrter Herr Thöne,

dankend bestätige ich den Eingang Ihres Fax vom 13.d.M. Entsprechend Ihren Weisungen wurde eine Markenanmeldungen für das Wortzeichen "NEURO SKIN" vorgenommen. Die Anmeldung ging am 14. Mai 1996 beim Deutschen Patentamt ein und erhielt das amtliche Aktenzeichen 396 21 935.7. Für die Marke wurden folgende Waren in Anspruch genommen:

Klasse 3: Seifen; Parfümerien, ätherische Öle, Mittel zur Körper- und Schönheitspflege.

Das Anmeldeverfahren ist nunmehr vollständig abgeschlossen, über das weitere Verfahren halte ich Sie auf dem laufenden. Meine Rechnung für das Anmeldeverfahren füge ich bei.

Als nächstes wird das Patentamt, wenn keine absoluten Schutzhindernisse entgegenstehen, die Eintragung der angemeldeten Marke vornehmen, auf die Dritte innerhalb von drei Monaten reagieren können.

Bitte beachten Sie, daß die Benutzung einer neuen Bezeichnung zu Problemen führen kann, wenn Dritte ältere Rechte an der Bezeichnung oder an einer mit der Bezeichnung ähnlichen Benennung haben. Nach Rechtsprechung unserer Gerichte, insbesondere des BGH, gehört es zu den Sorgfaltspflichten eines Gewerbetreibenden, sich in seinem einschlägigen Bereich zuvor nach anderen, möglicherweise verwechselbaren Bezeichnungen umzuschauen und zu erkundigen, bevor die Benutzung einer neuen Bezeichnung aufgenommen wird.

Die Anmeldung einer neuen Bezeichnung stellt keinen Eingriff in Rechte Dritte dar, wohl aber die Benutzung.

Wenn Sie die neue Bezeichnung "NEURO SKIN" benutzen möchten, sollte zuvor eine Überprüfung in Form einer Recherche stattfinden. Die Kosten einer solchen Überprüfung liegen bei ca. DM 300,--, aufwendigere Überprüfung liegen je nach Umfang höher. Ich bitte um Mitteilung, ob eine solche Nachforschung für "NEURO SKIN" durchgeführt werden soll.

Bei Rückfragen und zu näheren Informationen stehe ich Ihnen gern zur Verfügung.

Mit freundlichen Grüßen
i.A. Kiani

Anlage: Rechnung-Nr. 05.74

An das
Deutsche Patentamt
80297 München

Aktenzeichen (wird vom Amt vergeben):

SCHEDULE "A" - Page 9

39621935.7

M

Anmeldung einer Marke zur Eintragung in das Register

(1) **Anmelder**

Name
Straße
PLZ und Ort
Staat/Bezirk
Provinz
Bundesstaat

Gerd THÖNE
Akazienstraße 31
32105 Bad Salzuflen

Anmelder-Nr. Telefon-Nr. Telefax-Nr.

(2) **Vertreter**

Name
Sozietät
Straße
PLZ und Ort

DR. WULF BAUER
PATENTANWALT
Bayenthalgürtel 15
D-50968 KÖLN-Marienburg
Telefon (0221) 38 05 01

Vertreter-Nr. Telefon-Nr. Telefax-Nr. 0221/38 05 03

Nr. der Allgemeinen Vollmacht

(3) **Sendungen des Amts sind zu richten an** ☐ Anmelder ☒ Vertreter

☐ **folgenden Zustellungsbevollmächtigten** Geschäftszeichen (max. 20 Stellen) THÖ 2/96

Name
Straße
PLZ und Ort
Staat/Bezirk
Provinz
Bundesstaat

Telefon-Nr. Telefax-Nr.

(4) **Raum für Gebührenmarken** (siehe Feld 13)

(6) Wiedergabe der Marke

NEGRO SKIN

☐ siehe Anlage

(7) Zur Marke werden folgende Angaben gemacht:

☒ Wortmarke

☐ Bildmarke

☐ Dreidimensionale Marke

☐ Kennfadenmarke

☐ Hörmarke

☐ Sonstige Markenform

☐ Farbige Eintragung mit folgenden Farben:

(8) ☐ Es wird die Eintragung als Kollektivmarke beantragt

(9) Verzeichnis der Waren/Dienstleistungen

Klasse: 3 Bezeichnung: Seifen; Parfümerien, ätherische Öle, Mittel zur Körper- und Schönheitspflege

☐ siehe Anlage

Vorschlag des Anmelders für die Leitklasse

(10) ☐ Antrag auf beschleunigte Prüfung wird gestellt (§ 38 MarkenG)

(11) Es wird folgende Priorität in Anspruch genommen:

☐ Priorität aus einer früheren ausländischen Anmeldung

Datum Staat Aktenzeichen

☐ Ausstellungspriorität

Tag der erstmaligen Zurschaustellung

IN THE UNITED STATES PATENT AND TRADEMARK OFFICE

In re: Application of Gerd Thone

Serial No.: 75/275,953

Filed: April 16, 1997

For: NEURO SKIN

STATEMENT OF USE UNDER 37 CFR 2.88

Assistant Commissioner for Trademarks
2900 Crystal Drive
Arlington, VA 22202-3513

Sir:

Applicant, Gerd Thone, a citizen of Germany, residing at Akazienstr. 31, 32105 Bad Salzuflen, Federal Republic of Germany, requests registration of the above-identified mark in the United States Patent and Trademark Office on the Principal Register established by the act of July 5, 1946, as amended.

Applicant is using the mark in commerce between Germany and the United States on or in connection with the following goods: cosmetics, namely, perfumery, essential oils for personal use, soaps for personal use, non-medicated skin preparations, skin lotions and skin creams.

The mark was first used in commerce between Germany and the United States which may lawfully be regulated by Congress on September 14, 1998, and is now in use in such commerce. The mark is applied to packages for the goods by printed label. Three specimens showing the mark as used in commerce are submitted with this statement.

Gerd Thone, being hereby warned that willful false statements and the like so made are punishable by fine or imprisonment, or both, under 18 U.S.C. 1001, and that such willful false

statements may jeopardize the validity of the application or any resulting registration, declares that he is properly authorized to execute this Statement of Use on behalf of the applicant; he believes the applicant to be owner of the mark sought to be registered; the mark is now in use in commerce; and all statements made of his own knowledge are true and all statements made on information and belief are believed to be true.

Date: 8. 10. 98

GERD THONE